Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) made as of May 31, 2018, by and among Orrstown Financial Services, Inc., a Pennsylvania corporation (“Orrstown”), Orrstown Bank, a bank and trust company organized under the Pennsylvania Banking Code of 1965 and a wholly owned subsidiary of Orrstown (the “Bank”) (Orrstown and the Bank are hereinafter collectively referred to as the “Employer”) and Robert J. Fignar, an adult individual (the “Executive”). This Agreement is being executed in connection with the Agreement and Plan of Merger by and between Orrstown Financial Services, Inc. and Mercersburg Financial Corporation dated May 31, 2018, (the “Merger Agreement”). The date on which the Effective Time (as defined by Section 1.2 of the Merger Agreement) of the transactions contemplated by the Merger Agreement occurs shall be the effective date of this Agreement (the “Effective Date”). The Employer and Executive are also entering into a Change in Control Agreement (the “Change in Control Agreement”), to be effective on the second anniversary of the Effective Date, to provide certain rights and benefits to Executive in the event of a change of control of Orrstown.

BACKGROUND

Executive is currently party to an employment agreement with Mercersburg Financial Corporation and First Community Bank of Mercersburg (the “Mercersburg Employment Agreement”). Following the Closing, the Employer desires to retain the service of Executive and to enter into this comprehensive Agreement with the Executive, which supersedes the Mercersburg Employment Agreement (except as otherwise specified herein) and addresses the terms and conditions of Executive’s employment with the Employer, including but not limited to the consequences if the Executive’s employment is terminated for Good Reason or without Cause, each as defined herein. The Executive desires to be employed by Employer on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I. Capacity and Duties.
1.1    Capacity and Duties.
(a)Executive shall serve hereunder initially as Market President for the Southern Region, defined as Franklin and Perry Counties in Pennsylvania and Washington County, Maryland, and thereafter during the Employment Period (as defined in Section 2.1 below) in such other or additional positions as may be assigned by the Board of Directors of the Employer and/or the Bank (collectively, the “Board”) or by the President and Chief Executive Officer of the Employer acting on behalf of the Board. Executive shall perform such duties and shall have such authority consistent with Executive’s position as may from time to time reasonably be specified by the Board or by the President and Chief Executive Officer acting on behalf of the Board. Executive shall report directly to the Chief Executive Officer of the Employer and shall perform Executive’s duties for the Employer principally at the Employer’s then current headquarters, or at such other locations as may be determined by the Board or by the President and Chief Executive Officer of the Employer acting on behalf of the Board, except for periodic travel that may be necessary or appropriate in connection with the performance of Executive’s duties hereunder. The terms and conditions of this Agreement have been reviewed and approved by the Board’s Executive Compensation Committee, and such Committee shall review the Agreement on a four-

year cycle, or more frequently, to assess the continuing appropriateness of this Agreement in light of the then-current needs of the Employer. No change in duties of Executive shall in any way diminish the Base Salary payable to him pursuant to the provisions of Section 3 herein.
(b)Executive shall devote Executive’s full working time, energy, skill and best efforts to the performance of Executive’s duties hereunder, in a manner that will faithfully and diligently further the business and interests of the Employer, and shall not be employed by or participate or engage in or be a part of in any manner the management or operation of any business enterprise other than the Employer, (including, without limitation, participation by Executive on any unaffiliated profit or non-profit board of directors) except: (i) upon the prior written notice to and consent of Executive Committee of the Board or the Chief Executive Officer, or (ii) solely as an investor in real or personal property, the management of which shall not detract from the performance of his duties hereunder; provided, however, that the engagement by Executive in any such business activity shall at all times be in conformity with the Employer’s Code of Ethics, as the same may be amended or supplemented from time to time. Notwithstanding anything herein to the contrary, Executive shall terminate any such activity upon thirty (30) days’ written request by the Employer.
ARTICLE II. Term of Employment.
2.1    Term. The term of Executive’s employment under this Agreement shall commence on the Effective Date and continue for a four (4) year-period if not sooner terminated or further extended pursuant to the terms of this Agreement (such period, as earlier terminated or further extended, the “Employment Period”). The Employment Period shall be extended automatically for one (1) additional year on each anniversary of the Effective Date, unless either the Employer or Executive gives contrary written notice to the other at least sixty (60) days prior to the anniversary date. It is the intention of the parties that this Agreement continue until (i) the expiration date if either party has given written notice to the other party of his or its intention not to renew this Agreement as provided above or (ii) the earliest of (a) the voluntary termination of Executive’s employment with the Employer by Executive other than for Good Reason (as defined in Section 4.2), (b) the voluntary termination of Executive’s employment by Executive for Good Reason, (c) the termination of Executive’s employment by the Employer for Cause (as defined in Section 4.4), (d) the termination of Executive’s employment by the Employer without Cause, (e) termination of Executive’s employment with the Employer due to the Disability (as defined in Section 4.5), (f) the termination of Executive’s employment with the Employer due to his Retirement (as defined in Section 4.1), or (g) the death of Executive. For the avoidance of doubt, written notice given by any party of an intention not to renew this Agreement does not, in and of itself, establish a right to any payments contemplated in Section 4 of this Agreement.
ARTICLE III. Compensation.
3.1    Basic Compensation. As compensation for Executive’s services hereunder, the Employer shall pay to Executive a salary at an initial annual rate equal to Two Hundred Thirty Thousand Dollars and No Cents ($230,000.00), payable in periodic installments in accordance with the Employer’s regular payroll practices in effect from time to time. Executive’s annual salary, as determined in accordance with this Section 3.1, is hereinafter referred to as Executive’s “Base Salary.” For years subsequent to the initial year of the Employment Period, Executive’s Base Salary shall be set by the Employer at an amount no less than the initial Base Salary. For each year in the Employment Period, Executive shall be a participant in any bonus and/or incentive compensation program for executives, including in particular any annual cash bonus plan and/or equity-based long term incentive plan, that the Employer may implement and administer from time to time during the Employment Period, and the amount and form of such bonus and incentive compensation shall be determined annually by the Employer consistent with its

Board’s executive compensation practices. Any annual bonus payable to Executive shall be paid in the first quarter of the following fiscal year on the date annual bonuses are paid to senior management employees generally, subject to Executive’s continued employment through such date. References herein to the amount of Executive’s Base Salary or annual cash bonus or cash incentive compensation shall be to the gross amount of such compensation element, exclusive of any elective compensation deferral agreements entered into by Executive from time to time. The determination of compensation payable by the Employer hereunder shall be made by the Executive Compensation Committee of the Board, or its designee, which shall perform an annual review of this Agreement, the Employee’s performance with the Employer and compensation payable hereunder. In such annual review, the Executive Compensation Committee shall consider the recommendations of the Board. The results of such review, including recommendation as to base salary adjustment and bonus, shall be reported to the Board and shall be memorialized in the minutes of the meetings of the Board or held in a confidential file by the Employer’s Human Resources Department.
3.2    Employee Benefits. In addition to the compensation provided for in Section 3.1, during the Employment Period, Executive shall participate in those of the Employer’s broad-based employee retirement plans, welfare benefit plans, and other benefit programs for which Executive is eligible under the terms of the plan or program, on the same terms and conditions that are applicable to employees generally. In addition, Executive may be eligible, as determined by the Executive Compensation Committee of the Board from time to time, during the Employment Period to participate in any of the Employer’s executive-only retirement plan, deferred compensation plan, welfare benefit plan, or other benefit programs, as and to the extent any such benefit programs, plans or arrangements are or may from time to time be in effect during the Employment Period.
3.3    Vacation and Leave. Executive shall be entitled to annual paid vacation, leave of absence and leave for illness or temporary disability in conformity with the Employer’s regular policies and practices, and any leave on account of illness or temporary disability shall not constitute a breach by Executive of Executive’s agreements hereunder.
3.4    Expense Reimbursement. During the Employment Period, the Employer shall reimburse Executive for all reasonable expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as the Employer may reasonably require.
ARTICLE IV. Termination of Employment.
4.1    Voluntary Termination or Retirement. In the event Executive’s employment is voluntarily terminated by the Executive other than for Good Reason (as defined in Section 4.2), Employer shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, and employee benefits) accrued under this Agreement as of the date of such termination in accordance with generally accepted accounting principles. Termination of Executive’s employment based on “Retirement” shall mean voluntary termination of Executive’s employment by Executive at any time after Executive reaches age 65 or in accordance with any retirement policy establish by the Board with Executive’s consent as it applies to him. In the event Executive’s employment terminates due to Retirement, the Employer shall be obligated to pay Executive an amount equal to six (6) months’ Base Salary payable during such six-month period in accordance with the Employer’s normal payroll processing intervals in effect from time to time at the rate in effect immediately prior to the date of termination, together with a lump sum payment within thirty-five (35) days after Executive’s termination date in an amount equal to 150% of the Employer’s actual premium cost of providing group term life insurance coverage to Executive for the three year period following Executive’s termination date, applicable expense reimbursements and all accrued and unpaid benefits and vested benefits in accordance with the applicable employee benefit plans. Upon making the payments described in this Section 4.1, the Employer shall have no further compensation obligation to Executive hereunder.
4.2    Termination for Good Reason; Termination Without Cause.
(a)    Except as expressly provided in Section 2.2(a) and 2.2(b) of the Change in Control Agreement, in the event:
(i)Executive’s employment is terminated during the Employment Period by Executive for Good Reason (as defined herein) within two (2) years of the initial existence of the Good Reason condition; or
(ii)Executive’s employment is terminated during the Employment Period hereof by the Employer for any reason other than Cause (as defined herein):
then the Employer shall pay (or cause to be paid) to Executive, within thirty-five (35) days following termination, a one-time lump sum cash payment equal to (i) Executive’s Base Salary for: (A) six (6) months following such termination or (B) the remaining duration of the Employment Period (whichever is greater) and (ii) an amount equal to the average annual cash bonus over the past three calendar years preceding the calendar year in which the Executive’s termination of employment is effective (exclusive of any election to defer receipt of compensation Executive may have made). The amount paid in this Section 4.2 shall be subject to federal, state and local tax withholding. Executive shall also continue to be eligible to participate in the employee benefit plans referred to in Section 3.2 for a period of one (1) year (continuing to pay the employee portion of the premium costs for the active plan). Notwithstanding the foregoing, if the applicable rules and regulations under Federal or Pennsylvania law prohibit the Employer from providing Executive with the post-termination group health or other benefits coverage, either directly or through COBRA, or if providing such coverage would subject the Employer to penalties or excise taxes, then the Employer shall continue to pay to the Executive the monthly amount equal to the COBRA premium amount being paid by its former employees who are eligible for such COBRA participation or other benefits coverage continuation, but the Employer shall not be required to provide the Executive with enrollment and participation in the actual plans in which the Employer’s employees are actually enrolled. Notwithstanding the foregoing, in lieu of ongoing coverage under the group term life insurance program, the Employer shall pay Executive a lump sum payment within thirty-five (35) days after Executive’s termination date in an amount equal to 150% of the Employer’s actual premium cost of providing group term life insurance coverage to Executive for the three year period following Executive’s termination date. If Executive is unable to continue to participate in any employee benefit plan or program provided for under this Agreement, Executive shall be compensated in respect of such inability to participate for a period of one (1) year through payment by the Employer to Executive, of an amount equal to the cost that would have been incurred by the Employer if Executive were able to participate in such plan or program (less the employee portion of the premium costs for the active plan) plus an amount which, when added to the Employer annual cost to the Employer, would be sufficient after Federal, state and local income and payroll taxes (based on the tax returns filed by Executive most recently prior to the date of termination) to enable the Executive to net an amount equal to the Employer annual cost to the Employer. The period of continued health coverage required by Section 4980(B)(f) of the Internal Revenue Code of 1986, as amended (“COBRA”) shall run concurrently with the coverage provided herein.

(b)    As used herein, Executive shall have “Good Reason” to terminate his employment if one of the following conditions (i) through (iii) comes into existence, Executive provides notice to the Employer of the existence of the condition within 90 days of its initial existence, and the Employer fails to remedy the condition within 30 days of receiving notice of its existence:
(i)    The Employer has materially breached its material obligations under this Agreement;
(ii)    The Employer, without Executive’s prior written consent, changes or attempts to change in any material respect the authority, duties, compensation, incentive compensation, benefits or other terms or conditions of Executive’s employment, or Executive’s reporting structure, in a manner that is adverse to the Executive; or
(iii)    The Employer requires Executive to relocate his principal business location 75 miles or more from the Employer’s then current headquarters.
(c)    For the avoidance of doubt, if Executive terminates his employment for any reason, including Good Reason, within two (2) years of the Effective Date, the provisions of Section 4.3 shall apply in lieu of this Section 4.2.
4.3    Voluntary Termination or Termination Without Cause Within Two Years of Effective Date.
(a)    In the event Executive’s employment is terminated either by (i) the Executive, for any reason, including death or Disability (as defined below) or (ii) the Employer, without Cause, within two (2) years of the Effective Date, in place of any amounts otherwise owed and payable by the Employer under Sections 4.1, 4.2 or 4.5, Executive shall be entitled to receive from the Employer the following compensation and benefits:
(i)    Executive shall be paid a cash payment equal to two point ninety-nine (2.99) times the sum of: (1) the highest annual Base Salary and (2) the highest cash bonus and other cash incentive compensation earned by him, in each case during the three (3) calendar years preceding the Effective Date; and
(ii)    For a period of thirty-six (36) months from the date of termination of employment, Executive shall be permitted to continue participation in, and Employer shall maintain the same level of, contribution for Executive’s participation in the Employer’s life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Executive during the one (1) year prior to his termination of employment, or, if Employer is not permitted by the insurance carriers to provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits).
(b)    Limitation on Payment and Benefits.
(i)    Anything in this Agreement to the contrary notwithstanding, in the event that a Change in Control occurs and it shall be determined that any payment or distribution by the Employer to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (“Total Payments”) would otherwise exceed the amount (the “Safe Harbor Amount”) that may be received by Executive without the imposition of an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of the Treasury (the

“Department”) Regulations relating thereto, then the Total Payments shall be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance with the applicable provisions of section 280G of the Code, does not exceed the greater of the following dollar amounts (the “Benefit Limit”):
A)    The Safe Harbor Amount, or
B)    The greatest after-tax amount payable to Executive after taking into account any excise tax imposed under section 4999 of the Code on the Total Payments.
(ii)    All determinations to be made under this Section 4.3(b) shall be made by an independent public accounting firm chosen by the Employer (the Accounting Firm”). In determining whether such Benefit Limit is exceeded, the Accounting Firm shall make a reasonable determination of the value to be assigned to the restrictive covenants in effect for Executive pursuant to this Agreement, and the amount of Executive’s potential parachute payment under section 280G of the Code shall be reduced by the value of those restrictive covenants to the extent consistent with section 280G of the Code.
(iii)    In the event the Internal Revenue Service notices Executive of an inquiry with respect to the applicability of section 280G of the Code or section 4999 of the Code to any payment by the Employer or its affiliates, or assessment of tax under section 4999 of the Code with respect to any payment by the Employer or its affiliates, Executive shall provide notice to Employer of such inquiry or assessment within ten (10) days, and shall take no action with respect to such inquiry or assessment until the Employer has responded thereto (provided such response is timely with respect to the inquiry or assessment). The Employer shall have the right to appoint an attorney or accountant to represent Executive with respect to such inquiry or assessment, and Executive shall fully cooperate with such representative as a condition of this Agreement with respect to such inquiry or assessment.
(iv)    All of the fees and expenses of the Accounting Firm in performing the determinations referred to in Section 4.3(b)(ii) or any attorney or accountant appointed to represent Executive pursuant to Section 4.3(b)(iii) shall be borne solely by Employer.
(v)    To the extent a reduction to the Total Payment is required to be made in accordance with this Section 4.3(b), such reduction and/or cancellation of acceleration of equity awards shall occur in the order that provides the maximum economic benefit to Executive. In the event that acceleration of equity awards is to be reduced, such acceleration of vesting also shall be canceled in the order that provides the maximum economic benefit to Executive. Notwithstanding the foregoing, any reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis, but not below zero.
4.4    Termination for Cause. Executive’s employment hereunder shall terminate immediately upon notice of termination for Cause (as defined herein), in which event the Employer shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, and employee benefits) accrued under this Agreement or accrued or vested under the terms of any employee benefit plan or incentive and/or equity-based long term incentive plan as of the date of such termination in accordance with generally accepted accounting principles. As used herein, “Cause” shall mean the following:

(a)    Executive shall have committed an act of personal dishonesty with respect to material communications with the Board or anyone to whom Executive reports;
(b)    Executive’s willful misconduct in the performance of his duties as an employee of the Employer;
(c)    the issuance of a final cease-and-desist order by a state or federal agency having jurisdiction over the Employer or any entity which controls the Employer to the extent such cease-and-desist order requires the termination of Executive’s employment;
(d)    Executive’s breach of fiduciary duty;
(e)    Executive’s material breach of any provision of this Agreement;
(f)    Executive’s willful violation of any law, rule or regulation that constitutes a felony (other than traffic violations or similar offenses);
(g)    Executive’s deliberate and intentional refusal or failure (for reasons other than incapacity due to accident or physical or mental illness) to perform Executive’s duties to the Employer, where such refusal or failure continues for a period of at least thirty (30) consecutive days following the receipt by Executive of written notice from the Employer setting forth in reasonable detail the facts upon which the Employer relies in concluding that Executive has deliberately and intentionally refused or failed to perform such duties; or
(h)    Executive’s conduct that brings public discredit on or injures the reputation of the Employer, in the Employer’s reasonable opinion.
4.5    Benefits Following Death or Disability.
(a)    Following Executive’s total disability (as defined below) or death during the Employment Period, the employment of the Executive will terminate automatically, in which event the Bank shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, and employee benefits) accrued under this Agreement or accrued or vested under the terms of any employee benefit plan, or incentive and/or equity based long-term incentive plan as of the date of such termination in accordance with generally accepted accounting principles or as otherwise specifically provided herein. For purposes hereof, “Disability” shall mean that the Executive, by reason of a medically determinable physical or medical impairment that can be expected to result in death or expected to last for a continuous period of at least twelve (12) months, (i) is unable to engage in any substantial gainful activity, or (ii) has received income replacement benefits for a period of at least three (3) months under an accident or health plan of the Employer.
(b)    In the event of a termination of this Agreement as a result of Executive’s death, the Employer shall, as soon as administratively practicable, pay Executive’s designated beneficiaries an amount equal to six months’ Base Salary at the rate and as required by Section 3.1 and in effect immediately prior to the date of death, together with payment in an amount equal to 100% of the premium cost of COBRA continuation coverage under the applicable health plan of the Employer or its Affiliates pursuant to Code Section 4980B for Executive’s (i) surviving spouse for the period commencing as of the first day of the first month next following Executive’s death and continuing for the duration of the applicable COBRA continuation period and (ii) dependent children for the period commencing as of the first day of the first month next following Executive’s death and continuing until the earlier of (A) the duration of the applicable COBRA continuation period, or (B) the date such dependent children cease to be “qualifying children”

under the Employer’s health plan, at the COBRA rate then in effect as of the date of Executive’s death (as reasonably determined by the Employer) (less the employee portion of the premium costs for the active plan) and assuming an annual 10% increase in the amount of such COBRA premium over the applicable periods of time described in this sentence. The period of continued health coverage required by COBRA shall run concurrently with the coverage provided herein. Executive’s dependents, beneficiaries and estate, as the case may be, will also receive such survivor’s income and other benefits as they may be entitled under the terms of the benefit programs, plans, and arrangements described in Section 3.2 which provide benefits upon the death of Executive.
(c)    In the event of a termination of this Agreement as a result of the Executive’s Disability, (A) the Employer shall pay Executive an amount equal to six (6) months’ Base Salary at the rate and as required by Section 3.1 and in effect immediately prior to the date of Disability, together with a payments in an amount equal to 100% of the premium cost of COBRA continuation coverage under the applicable health plan of the Employer or its affiliates pursuant to Code Section 4980B for Executive’s (i) individual coverage and that of his spouse for the period commencing as of the first day of the first month next following Executive’s termination as a result of Disability and continuing for the duration of the applicable COBRA continuation period and (ii) dependent children for the period commencing as of the first day of the first month next following Executive’s termination as a result of Disability and continuing until the earlier of (A) the applicable COBRA continuation period or (B) the date such dependent children cease to be “qualifying children” under the Employer’s health plan, at the COBRA rate then in effect as of the date of Executive’s termination as a result of Disability (as reasonably determined by the Employer) (less the employee portion of the premium costs for the active plan) and assuming an annual 10% increase in the amount of such COBRA premium over the applicable periods of time described in this sentence. The Employer shall also pay Executive payments within thirty-five (35) days after Executive’s termination date equal to 150% of the Employer’s actual premium cost of providing group term life insurance coverage to Executive for the three year period following Executive’s date of Disability and (A) thereafter for as long as Executive continues to be disabled, the Employer shall continue to pay an amount equal to at least 60% of Base Salary in effect immediately prior to the date of Disability until the earlier of Executive’s death or December 31 of the calendar year in which Executive attains age 65, reduced by any disability payments from any Employer provided disability insurance plans or programs and any benefits payments received from the Federal Social Security or applicable state disability benefits programs; and (B), to the extent not duplicative of the foregoing, Executive shall receive those benefits customarily provided by the Employer to disabled former employees, which benefits may include, but shall not be limited to, life, medical, health, accident insurance and a survivor’s income benefit. The period of continued health coverage required by COBRA shall run concurrently with the coverage provided herein.
(d)    For the purposes of (b) and (c) above, Executive or Executive’s dependents shall pay the same percentage of the total cost of coverage under the applicable employee benefit plans as Executive was paying, if any, when Executive’s employment terminated. The total cost of Executive’s continued coverage shall be determined using the same rates for health, life and/or disability coverage that apply from time to time to similarly situated active employees.
4.6    Death or Disability Following Termination of Employment. Executive’s disability or death following Executive’s termination of employment pursuant to Section 4.2 shall not affect Executive’s right, or if applicable, the right of Executive’s beneficiaries, to receive the payments for the balance of the period described in Section 4.2 or 4.3, as applicable, nor will it affect the right of Executive or Executive’s beneficiaries to receive the balance of any other payments due hereunder and/or under the Change in Control Agreement.
4.7    Beneficiary Designation. Executive may, at any time, by written notice to the Employer, name one or more beneficiaries of any benefits which may become payable by the Employer pursuant to this Agreement. If Executive fails to designate a beneficiary any benefits to be paid pursuant to this Agreement shall be paid to Executive’s estate.
4.8    Preemptive Consideration. Notwithstanding anything to the contrary set forth herein, if Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s, or any of its affiliates’, affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1) or any amendments or supplements thereto), the Employer’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay Executive all or part of the compensation withheld while this Agreement’s obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If Executive is removed or permanently prohibited from participating in the conduct of the Employer’s, or any of its affiliates’, business affairs by an order issued by the FDIC or SEC, or equivalent provisions relating to a regulator with supervisory authority over the Employer or any of its affiliates, all obligations of the Employer and any of its affiliates under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.
4.9    FDIC Compliance. Notwithstanding anything herein contained to the contrary, any payments to Executive by the Employer, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.
ARTICLE V. Restrictive Covenants and Clawback.
5.1    Confidentiality and Non-disclosure. Executive acknowledges a duty of confidentiality owed to the Employer and shall not, at any time during or after Executive’s employment by the Employer, retain in writing, use, divulge, disclose, furnish, or make accessible to any person or entity, without the express authorization of the Board or senior management of the Employer, any trade secret, private or confidential information or knowledge of the Employer or any of their affiliates learned, obtained or acquired by Executive while so employed, including but not limited to, proprietary business information, products, processes, services, formulas, materials and formulations, research and development, techniques or know-how, financial records, sales records and data, customer lists, customer contact information and customer preference information, historical volumes, business strategies and competitive sales or marketing strategies and trade secrets as defined by Pennsylvania law. All computer software, business cards, customer lists, price lists, contract forms, catalogs, books, records, files and know-how acquired while an employee of the Employer are acknowledged to be the property of the Employer (or the applicable affiliate) and shall not be duplicated, removed from the Employer’s possession or made use of other than in pursuit of the Employer’s business. Upon the termination of the employment hereunder, the Executive shall deliver to the Bank all correspondence, reports, customer files, customer lists, office keys, manuals, advertising brochures, sample contracts, price lists, employee lists, prospective employee or customer lists, mailing lists, letters, records and any and all other documents pertaining to or containing information relative to the business of the Bank, and the Executive shall not remove any of such records either during the course of employment or upon the termination thereof.

Executive understands that in the event of a violation of the provisions of this Section 5.1, the Bank shall have the right to seek injunctive relief, in addition to any other existing rights provided herein or by operation of law, without the requirement of posting bond. The remedies provided in this Section 5.1 shall be in addition to any legal or equitable remedies existing between Executive, and shall not be construed as a limitation upon, or as alternative or in lieu of, such remedies.
5.2    Intellectual Property Rights. Executive agrees that all literary work, copyrightable material or other proprietary information or materials developed by the Executive during the term of this Agreement and relating to, or capable of being used or adopted for use in, the business of the Employer or any Affiliates shall inure to and be the property of the Employer and Affiliates and must be promptly disclosed to the Employer. Employee hereby transfers and assigns to Employer all rights in and to such Intellectual Property. Both during employment by the Employer and thereafter, the Executive shall, at the expense of the Employer, execute such documents and do such things as the Employer reasonably may request to enable the Employer or their nominee (i) to apply for copyright or equivalent protection in the United States, Canada and elsewhere for any literary work hereinabove referred in this paragraph, or (ii) to be vested with any such copyright protection in the United States, Canada and elsewhere.
5.3    Non-Competition and Non-solicitation.
(a)    During the Employment Period and for a Restricted Period (as defined below) after Executive ceases to be employed by or provide services to Employer, the Executive shall not:
(i)    be engaged (other than by the Employer), either directly or indirectly, as an officer, owner, shareholder (except as an investor owning less than 5% of the outstanding publicly traded stock of any corporation so engaged), general or limited partner, director, or employee or as an agent of, or a consultant to, or otherwise give financial or other assistance to, any person or entity engaged in (1) the banking or financial services industry, (2) starting a new bank, or (3) any other activity in which the Employer or any of its subsidiaries were engaged during the Employment Period, in any case within a seventy-five (75) mile radius from the headquarters of Employer at the time Executive ceases to be employed by Employer. Notwithstanding the above, if Executive voluntarily terminates his employment or is terminated by the Employer without Cause within two (2) years after the Effective Date, the geographic scope of this Section 5.3 shall be reduced to a thirty-five (35) mile radius of the headquarters of the legal or principal executive office of First Community Bank of Mercersburg and any branch banking office or other office of First Community Bank of Mercersburg as of the Effective Date.
(ii)    solicit, either directly or indirectly, current or former customers of the Employer or any of its subsidiaries to divert their business from the Employer or its subsidiaries;
(iii)    solicit, either directly or indirectly, any person who is employed by the Employer or any of its subsidiaries to leave the employment of the Employer.
(b)    The provisions of Section 5.3(a) shall be applicable commencing on the date of this Agreement and continue for two (2) years after the effective date of the termination of Executive’s employment in the case of Section 5.3(a)(i) and twelve (12) months in the cases of Sections 5.3(a)(ii) and (iii) (the “Restricted Period”). The covenants in this Section 5.3 shall not be affected by the circumstances surrounding termination of Executive’s employment, except as expressly provided in the Change in Control Agreement or Section 5.3(a)(i) above, with respect to the timing of the termination of Executive’s employment.
(c)    The parties expressly acknowledge that the restrictions contained in this Section 5.3 are reasonable in order to preserve the Employer’s good will and other proprietary rights. Notwithstanding this acknowledgment, if a court having jurisdiction makes a final judicial determination that the duration or geographic scope of the restrictions in this Section 5.3 are unreasonable or otherwise unenforceable, the covenants in Section 5.3 shall not be rendered void but shall be amended to apply the maximum duration and geographic scope that such court may judicially deem or indicate to be reasonable.
(d)    For the purpose of Sections 5.2 and 5.3, the Employer shall be deemed to refer to the Employer and all of their present or future affiliates.
5.4    Injunctive and Other Relief.
(a)    Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the additional consideration paid hereunder, which Executive acknowledges is adequate and sufficient consideration, and that damages alone shall not be an adequate remedy for any breach by Executive of Executive’s covenants which then apply and accordingly expressly agrees that, in addition to any other remedies which the Employer may have, the Employer shall be entitled to seek injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive without the requirement of posting a bond. Nothing contained herein shall prevent or delay the Employer from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of its obligations hereunder.
(b)    In the event Executive breaches Executive’s obligations under Section 5.3, the period specified therein shall be tolled during the period of any such breach and any litigation seeking remedies for such breach and shall resume upon the conclusion or termination of any such breach and any such litigation. The remedies set forth in this Section are cumulative and in addition to any and all other remedies available to the Employer at law or in equity.
(c)    In addition to other remedies contained in this Agreement to which the Employer may be entitled, the Employer shall receive attorney’s fees and any other expenses incident to the maintenance of any action to enforce its rights under this Agreement if such litigation is concluded or terminated, in whole or in part, in the Employer’s favor.
5.5    Disclosure. Executive agrees to disclose the restrictive covenants contained in Sections 5.2 and 5.3 of this Agreement to any prospective employer prior to employment with the prospective employer both during his employment by the Employer and for a period of two (2) years following termination of employment with the Employer.
5.6    Clawback. Executive acknowledges that the Executive is subject to any clawback policy that may be adopted by the Board. Absent any formal clawback policy, the Executive agrees that Executive shall be required to forfeit and pay back to the Employer any bonus or other incentive compensation paid to Executive if: (a) a court makes a final determination that the Executive directly or indirectly engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Employer; or (b) the independent members of the Board determine that the Executive has committed a material violation of the Employer’s Code of Conduct.

ARTICLE VI. Miscellaneous.
6.1    Invalidity. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction, Executive shall negotiate in good faith to provide the Employer with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.
6.2    Assignment: Benefit. This Agreement shall not be assignable by Executive, and shall be assignable by the Employer only to any affiliate or to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to the Employer in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators, including the restrictive covenants of this Agreement.
6.3    Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram, fax or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.
(a)    If to the Employer:
Orrstown Bank
77 East King Street
Shippensburg, PA 17257
Attention: Director of Human Resources

(b)    If to Executive:
Mr. Robert J. Fignar
_____________________
_____________________
6.4    Entire Agreement and Modification. This Agreement between the parties, of even date herewith, constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing and agreed and executed by the Employer and Executive. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege shall preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence and such failure or delay to exercise any right shall be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.
6.5    Governing Law, Forum. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law. All actions hereunder shall be filed in the appropriate courts located in Cumberland and Franklin Counties, Pennsylvania and Executive consents to venue and jurisdiction therein.
6.6    Headings; Counterparts. The headings of sections and subsections in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.
6.7    Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.
6.8    Attorneys’ Fees and Related Expenses. All reasonable attorneys’ fees and related expenses incurred by Executive in connection with or relating to the review and negotiation of this Agreement or, if Executive prevails in connection with enforcing Executive’s rights under this Agreement, the enforcement by Executive of Executive’s rights under this Agreement, shall be paid in full by the Employer.
6.9    Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in Section 4 herein or pursuant to the Change in Control Agreement by seeking employment or otherwise and shall not be entitled to set-off against the amount of any payments made pursuant to Section 4 or pursuant to the Change in Control Agreement herein with respect to any compensation earned by Executive arising from other employment.
6.10    Indemnification. Except to the extent inconsistent with the Employer’s certificate of incorporation or bylaws, the Employer will indemnify the Executive and hold Executive harmless to the fullest extent permitted by law with respect to Executive’s service as an officer and employee of the Employer and its subsidiaries, which indemnification shall be provided following termination of employment for so long as Executive may have liability with respect to Executive’s service as an officer or employee of the Employer and its subsidiaries. The Executive will be covered by a directors’ and officers’ insurance policy with respect to Executive’s acts as an officer to the same extent as all other officers of the Employer under such policies.
6.11    409A Safe Harbor. Notwithstanding anything in this Agreement to the contrary, in no event shall the Employer be obligated to commence payment or distribution to the Executive of any amount that constitutes nonqualified deferred compensation within the meaning of Code Section 409A (“Section 409A”) earlier than the earliest permissible date under Section 409A that such amount could be paid without additional taxes or interest being imposed under Section 409A. The Employer and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A and to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Section 409A. Without limiting the generality of the foregoing, in the event Executive is to receive a payment of compensation hereunder that is on account of a separation from service, such payment is subject to the provisions of Section 409A, and Executive is a key employee of the Employer, then payment shall not be made before the date that is six months after the date of separation from service (or, if earlier than the end of the six month period, the date of the Executive’s death). Amounts otherwise payable during such six month payment shall be accumulated and paid in a lump sum on the first day of the seventh month. For purposes hereof, Executive is a key employee of the Employer if, on his date of separation from service, the Employer is publicly traded and he met the definition of key employee found in Code Section 416(i)(1)(A)(i), (ii) or (iii) (disregarding Section 416(i)(5)) as of the last day of the calendar year preceding the date of separation.
6.12    Taxes and Withholdings. All amount paid to Executive under this Agreement during for following the Employment Period shall be subject to withholding and other employment taxes imposed by applicable law. Executive shall be solely responsible for the payment of all taxes relating to the payment or provision of any amounts or benefits paid to Executive hereunder or otherwise.
6.13    Non-Disparagement: Upon termination of employment hereunder, Executive shall not malign, criticize or otherwise disparage Orrstown, the Bank or any of their affiliates or any of their respective officers, employees or directors.
6.14    Release. Notwithstanding any other provision of this Agreement, any severance or termination payments or benefits described are conditioned on Executive’s execution and delivery to the Employer of an effective general release and non-disparagement agreement in a form prescribed by the Employer and in substantial conformity with such agreement attached hereto as Annex A and in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any applicable state law.
6.15    Other Rights. Nothing in this Agreement is intended to limit Executive’s right to (a) payment or reimbursement for welfare benefit claims incurred prior to the cessation of his employment under any group insurance plan, policy or arrangement of the Employer in accordance with the terms of such plan, policy or arrangement, (b) elect COBRA benefits in accordance with the applicable law, or (c) receive a distribution of vested accrued benefits from any employee pension benefit plan in accordance with the terms of that plan. Furthermore, nothing in this Agreement limits Executive’s ability to communicate with the Securities and Exchange Commission, including providing documents or other information, without notice to Orrstown or the Bank.
6.16    Survival. Notwithstanding anything to the contrary in this Agreement, the parties agree that the Employee’s obligations under Article 5 of this Agreement shall continue despite the expiration of the term of this Agreement or its termination.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Name: Robert J. Fignar (“Executive”)

By: _/s/ Robert J. Fignar
Signature

ORRSTOWN FINANCIAL CORPORATION (“Orrstown”)

By: __/s/ Thomas R. Quinn, Jr.

Name: Thomas R. Quinn, Jr.
Title:    President and Chief Executive Officer

ORRSTOWN BANK (the “Bank”)

By: ___/s/ Thomas R. Quinn, Jr.

Name: Thomas R. Quinn, Jr.
Title:    President and Chief Executive Officer

[Signature Page to Fignar Employment Agreement]

Exhibit 10.2

ANNEX A
Separation Agreement and General Release
THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made by and between Robert J. Fignar (the “Executive”), Orrstown Financial Services, Inc., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the “Corporation”) and Orrstown Bank, a Pennsylvania-chartered bank and trust company (the “Bank”).
WHEREAS, the Executive, the Corporation and the Bank entered into an Employment Agreement dated ____________________________, (the “Employment Agreement”) that sets forth the terms and conditions of the Executive’s employment with the Corporation and the Bank, including the circumstances under which the Executive is eligible to receive severance pay.
NOW, THEREFORE, the Executive, the Corporation and the Bank each intending to be legally held bound, hereby agree as follows:
1.Consideration. In consideration for a release of claims and other promises and covenants set forth herein, the Corporation and the Bank agree to pay the Executive such consideration as is specified in Section ___ of the Employment Agreement in accordance with the terms and conditions of the Employment Agreement.
2.Executive’s Release. The Executive on the Executive’s own behalf and together with the Executive’s heirs, assigns, executors, agents and representatives (the “Releasors”) hereby generally releases and discharges the Corporation and the Bank and their respective subsidiaries, affiliates and the respective predecessors, successors (by merger or otherwise) and assigns of any of the foregoing, together with each and every of the present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees and agents of any of the foregoing, and the heirs and executors of any of the foregoing (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which the Executive ever had or now has against the Releasees, or any one of them occurring up to and including the date of this Agreement. Notwithstanding anything herein to the contrary, the Executive’s release is not and shall not be construed as a release of any future claim by the Executive against the Corporation or the Bank or of any claim to enforce the Executive’s rights under this Agreement. Subject to the preceding sentence, this release specifically includes, but is not limited to:
(a)any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;
(b)any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;
(c)any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or Employee order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29

U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1000, et seq. (“ERISA”) or any comparable state statute or local ordinance;
(d)    any and all Claims under any federal or state statute relating to employee benefits or pensions;
(e)    any and all Claims in tort, including but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and
(f)    any and all Claims for attorneys’ fees and costs.
3.    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Employee in this Agreement, the Releasors irrevocably and unconditionally fully and forever waive, release, and discharge the Releasees from any and all Claims, occurring up to and including the date of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Executive acknowledges and confirms that:
(a)the Executive has read this Agreement in its entirety and understands all of its terms;
(b)by this Agreement, the Executive has been advised in writing of the right to consult with an attorney of the Executive’s choosing before executing this Agreement;
(c)the Executive knowingly, freely, and voluntarily assents to all of the terms and conditions set out in this Agreement, including, without limitation, the waiver, release, and covenants contained in it;
(d)the Executive is executing this Agreement, including the waive and release, in exchange for good and valuable consideration in addition to anything of value to which the Executive is otherwise entitled;
(e)the Executive was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Executive’s choice, although Executive may sign it sooner if desired;
(f)the Executive acknowledges that the Executive has seven (7) days from signing this Agreement to revoke the releases in this paragraph by delivering notice of revocation in writing to [NAME], [TITLE], at [ADDRESS] before the end of this seven-day period, and that if Executive does not revoke the releases in this paragraph within the seven-day period, the Executive’s acceptance of this Agreement shall become binding and enforceable on the eighth day;
(g)the Executive understands that the release contained in this paragraph does not apply to rights and claims that may arise after the Executive signs this Agreement.
4.    General Release Exceptions. This Agreement does not waive, release, or discharge (a) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission, or other federal administrative agency, though the Executive waives any right to monetary relief related to such charge or complaint; (b) claims that cannot be waived by law; (c) indemnification rights Executive has against the Employer; (d) any rights under severance provisions under employment agreement;

and (e) rights to any employment benefit plan as defined in Section 3(3) of ERISA 29 U.S.C. 1002(3).
5.    Acknowledgments. The Executive understands that the release of Claims contained in this Agreement extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement. The Executive further understands and acknowledges the significance and consequences of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein.
6.    Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Agreement. This Agreement may be pleaded as a full bar to the enforcement of any Claim that the Executive may assert against the Releasees. The non- prevailing party in any litigation shall pay for the prevailing party’s costs and expenses of litigation including without limitation the prevailing parties attorney’s fees.
7.    No Admission. Neither the execution of this Agreement by the Corporation and the Bank, nor the terms hereof, constitute an admission by the Corporation or the Bank of any liability to the Executive.
8.    Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns. In the event there is any inconsistency between the terms of this Agreement and the Employment Agreement, the terms of this Agreement shall control.
9.    Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.
10.    Executive’s Representation. The Executive represents and warrants that he or she has not assigned any claim that he or she purports to release hereunder and that he or she has the full power and authority to enter into this Agreement and bind each of the persons and entities that the Executive purports to bind. The Executive further represents and warrants that he is subject to, and will continue to abide by all surviving provisions of his Employment Agreement, dated [], including, without limitation, the covenants regarding confidentiality, non-solicitation, non-competition, and non-disparagement (the “Covenants”), all of which are incorporated by reference as if set forth herein in their entirety. Nothing in this agreement is intended to modify, supersede, or replace any provision, right or obligation of the Executive under the Covenants.
11.    Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged, or terminated, except by a written agreement signed by the parties hereto.
12.    Governing Authority. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws of any jurisdiction. The Executive agrees that the Corporation and the Bank shall have the right to commence and maintain an action hereunder in the state and federal courts appropriate for the location at which the Corporation maintains its corporate offices, and the Executive hereby submits to the jurisdiction and venue of such courts.
13.    Fees and Costs. The parties shall bear their own attorneys’ fees and costs.

14.    Counterparts. This Agreement may be executed in counterparts.
15.    Legally Binding. The terms of this Agreement contained herein are contractual, and not a mere recital.

[signature page follows]

IN WITNESS WHEREOF, the Executive, acknowledging that he or she is acting of his or her own free will after having had the opportunity to seek the advice of counsel and a reasonable period of time to consider the terms of this Agreement, and the Corporation and the Bank, have caused the execution of this Agreement as of this day and year written below.
EXECUTIVE    WITNESS
By: _____________________________ By: ______________________________
Name:     _____________________________ Name: ______________________________
Date:     _____________________________ Date: ______________________________
ORRSTOWN FINANCIAL SERVICES, INC.    ORRSTOWN BANK
By: _____________________________ By: ______________________________
Name:     _____________________________ Name: ______________________________
Title: _____________________________ Title: ______________________________
Date:     _____________________________ Date: ______________________________